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                                  EXHIBIT 12.1


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                                                                    EXHIBIT 12.1

                  FEDERAL EXPRESS CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

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

                                                                                                 Three Months Ended
                                                         Year Ended May 31,                          August 31,
                                          ------------------------------------------------       ------------------
                                            1990      1991      1992      1993      1994           1993      1994
                                          --------  --------  --------  --------  --------       --------  --------
                                                    (In thousands except ratios)

Earnings:
  Income (loss) before income taxes....   $218,423  $ 40,942 $(146,828) $203,576  $378,462       $ 60,835  $107,267
  Add back:  Interest expense, net of
               capitalized interest....    199,237   196,982   176,321   168,762   152,170         38,809    37,150
             Amortization of debt
               issuance costs..........      2,989     1,634     2,570     4,906     2,860            746       671
             Portion of rent expense
               representative of
               interest factor.........    248,830   292,840   299,012   262,724   285,261         67,215    75,903
                                          --------  -------- ---------  --------  --------       --------  --------

  Earnings as adjusted.................   $669,479  $532,398 $ 331,075  $639,968  $818,753       $167,605  $220,991
                                          --------  -------- ---------  --------  --------       --------  --------
                                          --------  -------- ---------  --------  --------       --------  --------

Fixed Charges:
  Interest expense, net of
    capitalized interest...............   $199,237  $196,982 $ 176,321  $168,762  $152,170       $ 38,809  $ 37,150
  Capitalized interest.................     16,986    35,442    26,603    31,256    29,738          8,720     5,703
  Amortization of debt issuance costs..      2,989     1,634     2,570     4,906     2,860            746       671
  Portion of rent expense
    representative of interest factor..    248,830   292,840   299,012   262,724   285,261         67,215    75,903
                                          --------  -------- ---------  --------  --------       --------  --------

                                          $468,042  $526,898 $ 504,506  $467,648  $470,029       $115,490  $119,427
                                          --------  -------- ---------  --------  --------       --------  --------
                                          --------  -------- ---------  --------  --------       --------  --------

  Ratio of Earnings to Fixed Charges           1.4       1.0     (A)         1.4       1.7            1.5       1.9
                                          --------  -------- ---------  --------  --------       --------  --------
                                          --------  -------- ---------  --------  --------       --------  --------

(A) Earnings were inadequate to cover fixed charges by $173.4 million for the year ended May 31, 1992.

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